Exhibit 1.01

TERMS AGREEMENT

November 13, 2014

Citigroup Inc.

399 Park Avenue

New York, New York 10022

Attention:	Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US $1,000,000,000 aggregate principal amount of its subordinated debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., BBVA Securities Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, National Bank of Canada Financial Inc., Nomura Securities International, Inc., Wells Fargo Securities, LLC, ABN AMRO Securities (USA) LLC, Apto Partners, LLC, Banca IMI S.p.A., Blaylock Beal Van, LLC, CAVU Securities, LLC, Drexel Hamilton, LLC, Guzman & Company, Lebenthal & Co., LLC, MFR Securities, Inc., Mischler Financial Group, Inc., Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, Samuel A. Ramirez & Company, Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC, Telsey Advisory Group LLC, UBS Securities LLC and The Williams Capital Group, L.P. as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.086% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be November 20, 2014, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	4.300% Subordinated Notes Due 2026

Maturity:	November 20, 2026

Interest Rate:	4.300% per annum

Interest Payment Dates:	Semi-annually on the 20th of each May and November, commencing May 20, 2015

Initial Price to Public:	99.536% of the principal amount thereof, plus accrued interest, if any, from November 20, 2014

Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated November 13, 2013

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for:

•	Clause (i) of the fourth sentence of the first paragraph of the Basic Provisions, which is hereby deleted in its entirety and replaced with the following: “in the case of senior debt securities, an indenture dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (such trustee or such other replacement or successor trustee as may be named for such senior debt securities, the “Senior Debt Trustee”) (such indenture, as it may from time to time be amended or supplemented by one or more indentures supplemental thereto, the “Senior Debt Indenture”),”;

•	The first parenthetical in Section 1(a), which is hereby deleted in its entirety and replaced with the following: “(File No. 333-192302)”;

•	The final clause of Section 1(e) is hereby deleted in its entirety;

•	Section 1(g) is hereby added in its entirety as follows: “(g) On each Effective Date, at the Execution Time and on the Closing Date, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.”;

•	Section 1(h) is hereby added in its entirety as follows: “(h) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U. K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules and regulations thereunder; and the Company and its subsidiaries have instituted and maintained policies and procedures to ensure continued compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.”;

•	Section 1(j) is hereby added in its entirety as follows: “(j) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.”;

•	Section 1(k) is hereby added in its entirety as follows: “(k) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned by, or is acting on behalf of, an individual or entity that is currently subject to any sanctions administered imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanction Persons”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”), or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that would result in a violation of any economic Sanctions by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).” by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).”; and

•	Section 1(l) is hereby added in its entirety as follows: “(l) Except as has been disclosed to the Underwriters through the Representatives or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.”

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 2:00 p.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the regulated market of the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in applicable law or listing requirements occurring after the original issue date of the Securities, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “Relevant Implementation Date”), an offer to the public of any Securities which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any Securities may be made at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations – Introduction” and “– Non-United States Holders” and in the final three paragraphs under the heading “Description of Notes” in the Prospectus Supplement dated November 13, 2014, does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Barbara Politi, Esq., Assistant General Counsel-Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as counsel to the Company in connection with matters related to the issuance of the Securities. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on November 13, 2014 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated November 13, 2014, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein

By:	/s/ Chandru Harjani
	Name:	Chandru Harjani
	Title:	Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Joseph Bonocore
	Name:	Joseph Bonocore
	Title:	Deputy Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	$710,000,000
BBVA Securities Inc.	$25,000,000
BNP Paribas Securities Corp.	$25,000,000
Deutsche Bank Securities Inc.	$25,000,000
HSBC Securities (USA) Inc.	$25,000,000
ING Financial Markets LLC	$25,000,000
National Bank of Canada Financial Inc.	$25,000,000
Nomura Securities International, Inc.	$25,000,000
Wells Fargo Securities, LLC	$25,000,000
ABN AMRO Securities (USA) LLC	$5,000,000
Apto Partners, LLC	$5,000,000
Banca IMI S.p.A.	$5,000,000
Blaylock Beal Van, LLC	$5,000,000
CAVU Securities, LLC	$5,000,000
Drexel Hamilton, LLC	$5,000,000
Guzman & Company	$5,000,000
Lebenthal & Co., LLC	$5,000,000
MFR Securities, Inc.	$5,000,000
Mischler Financial Group, Inc.	$5,000,000
Mitsubishi UFJ Securities (USA), Inc.	$5,000,000
RBC Capital Markets, LLC	$5,000,000
Samuel A. Ramirez & Company, Inc.	$5,000,000
Scotia Capital (USA) Inc.	$5,000,000
TD Securities (USA) LLC	$5,000,000
Telsey Advisory Group LLC	$5,000,000
UBS Securities LLC	$5,000,000
The Williams Capital Group, L.P.	$5,000,000

Total	$1,000,000,000

ANNEX B

FINAL TERM SHEET

$1,000,000,000

4.300% SUBORDINATED NOTES DUE 2026

Terms and Conditions:

Issuer:	Citigroup Inc.
Ratings*:	[Reserved]
Ranking:	Subordinated. See “Subordination” below.
Trade Date:	November 13, 2014
Settlement Date:	November 20, 2014 (T+5 days)
Maturity:	November 20, 2026
Par Amount:	$1,000,000,000
Semi-Annual Coupon:	4.300% per annum
Re-offer Spread to Benchmark:	T10 + 200 basis points
Re-offer Yield:	4.350% per annum
Public Offering Price:	99.536%
Net Proceeds to Citigroup:	$990,860,000 (before expenses)
Interest Payment Dates:	The 20th of each May and November, beginning May 20, 2015. Following business day convention applicable
Day Count:	30/360.
Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply.
Redemption at Issuer Option:	Only for tax purposes.
Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.
Sinking Fund:	Not applicable.

Subordination:

The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s Senior Indebtedness as described in “Description of Subordinated Notes – Subordination” in the related prospectus supplement dated November 13, 2014 and the accompanying prospectus dated November 13, 2013. Pursuant to the terms of the subordinated notes, “Senior Indebtedness” means: (1) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including all indebtedness (whether now or hereafter outstanding) issued under (i) an indenture dated November 13, 2013 between Citigroup and The Bank of New York Mellon, as trustee, as the same has been or may be amended, modified or supplemented from time to time, and (ii) an indenture dated March 15, 1987, between Citigroup and The Bank of New York Mellon, as successor trustee, as the same has been or may be amended, modified or supplemented from time to time; (2) all capital lease obligations of Citigroup; (3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptances, security purchase facilities or similar credit transactions; (5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or other similar agreements; (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment which Citigroup is responsible or liable as obligor, guarantor or otherwise; and (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by Citigroup;

except that Senior Indebtedness does not include:

(A) any other indebtedness issued under the same indenture under which the subordinated notes are issued; (B) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust (as defined below) under (i) the indenture, dated as of October 7, 1996, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as the same has been or may be amended, modified, or supplemented from time to time, and (ii) the indenture, dated as of July 23, 2004, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior subordinated debt indentures”); (C) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of September 15, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as the same has been or may be amended, modified, or supplemented from time to time; and (ii) the indenture, dated as of June 28, 2007, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the junior junior subordinated debt indentures”); (D) any guarantee in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust; (E) any

$1,000,000,000

4.300% SUBORDINATED NOTES DUE 2026

indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated notes and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated notes from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System or any applicable concurrence or approval of the Federal Reserve Bank of New York or its staff.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital XIII and Citigroup Capital XVIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuances of junior subordinated notes under the junior subordinated debt indentures or the junior junior subordinated debt indentures.

In addition, the subordinated notes may be fully subordinated to interests held by the U.S. government in the event of receivership, insolvency or similar proceedings, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.
Minimum Denomination / Multiples:	$1,000 / multiples of $1,000 in excess thereof
Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

National Bank of Canada Financial Inc.

Nomura Securities International, Inc.

Wells Fargo Securities, LLC

$1,000,000,000

4.300% SUBORDINATED NOTES DUE 2026

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Apto Partners, LLC

Banca IMI S.p.A.

Blaylock Beal Van, LLC

CAVU Securities, LLC

Drexel Hamilton, LLC

Guzman & Company

Lebenthal & Co., LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Telsey Advisory Group LLC

UBS Securities LLC

The Williams Capital Group, L.P.

CUSIP:	172967JC6
ISIN:	US172967JC62

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.